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Exhibit 10.13

INCOME CONTINUANCE PLAN

        Key Production Company, Inc. (the "Company") desires to provide income continuance benefits to the following groups of its employees if the Company is taken over by another company, for the reasons indicated:

          (a)   Those 40 years of age and older, a protected class under federal and state age discrimination laws, because it has been determined that they typically have more difficulty finding new employment than younger persons;

          (b)   Those who have been continuously employed by the Company for 10 years or more, because they have demonstrated their personal commitment to the success of the Company;

          (c)   Those whose special skills, experience or potential justify their inclusion in order to acquire or retain their services; and

          (d)   Those who are officers of the Company.

        The Company has adopted this Income Continuance Plan (the "Plan") effective June 1, 1994, to protect the income and other employee benefits of the Company's Employees (as defined below in paragraph 1) and in order to induce the Employees to remain in the employ of the Company for the ultimate benefit of the Company and its shareholders.

        The Plan is intended to create a binding legal relationship between the Company and each Employee, and a copy of the Plan together with applicable conditions will be given to each Employee.

1.    DEFINITIONS.    Capitalized terms used herein shall have the following meanings:

          (a)   "Base Compensation" shall mean the total of all compensation, including wages, salary, and any other incentive compensation, bonuses, commissions and non-salary and non-wage cash compensation, which was paid as consideration for the Employee's service during the twelve month period immediately preceding the Termination Date, or which would have been so paid at the Employee's usual rate of compensation if the Employee had worked a full twelve months.

          (b)   "Benefit Period" shall mean a period commencing on the Termination Date of the Employee and ending 24 months thereafter except as otherwise provided in paragraph 4(a) or paragraph 7 of this Plan.

          (c)   "Change of Control" shall mean the occurrence, after June 1, 1994 of any of the following:

            (1)   the acquisition by any person or group of beneficial ownership of securities (including securities convertible into or exchangeable for or options or other rights to acquire securities) of the Company, representing in the aggregate 25% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, without the prior approval of the acquisition resulting in such person or group acquiring such percentage by at least two-thirds of the directors of the Company who are not affiliates or associates of such person or group;

            (2)   during any period of up to 24 consecutive months, commencing after June 1, 1994, individuals who at the beginning of such 24-month period were directors of the Company ceasing for any reason to constitute two-thirds of the total number of directors of the Company unless the individuals serving as new or replacement directors were nominated by at least a majority of the directors of the Company in office immediately prior to such period;

            (3)   the adoption of any plan or proposal to liquidate or dissolve the Company; or

            (4)   any merger or consolidation of the Company unless thereafter (i) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee or (ii) the Company's securities continue to represent or are converted into securities that represent more than 80% of the combined voting power of the surviving entity or transferee.

        As applicable, all terms used in this definition of "Change of Control" shall be given their meanings as used in Section 13(d) of the Securities Exchange Act of 1934 as in effect on the date of this Plan or Rule 13d-3 or Rule 12b-2 issued thereunder as in effect on June 1, 1994.

          (d)   "Company" shall mean Key Production Company, Inc., a Delaware corporation, whose headquarters is in Denver, Colorado, and its wholly-owned subsidiaries and affiliates.

          (e)   "Effective Date" shall mean the date on which a Change of Control takes place.

          (f)    "Employee" shall mean each regular exempt or non-exempt employee of the Company on the Effective Date or the Termination Date who:

            (1)   is 40 years of age or older; or

            (2)   has been continuously employed by the Company for 10 years or more; or

            (3)   has been designated by the Board of Directors of the Company as having special skills, experience or potential which warrant extension of the benefits of the Plan to them; or

            (4)   is an officer of the Company.

          (g)   "Plan" shall mean the Income Continuance Plan of the Company.

          (h)   "Termination Date" shall mean:

            (1)   if termination is by the Company or its successor, the date on which an authorized written or oral statement is conveyed to the Employee indicating that the Employee's employment is terminated; or

            (2)   if termination is by the Employee, the date on which the Employee delivers a written notice to the Company or its successor advising of termination of employment.

2.    EFFECTIVE DATE OF PLAN.    The income protection benefits described in this Plan shall be effective only if the employment of an Employee is terminated on or after the Effective Date.

3.    TERMINATION OF EMPLOYMENT.    The employment of an Employee shall be deemed to have been terminated within the meaning of this Plan if one of the following events occur:

          (a)   The Company or its successor terminates the employment relationship on or after the Effective Date unless the termination results from an act of the Employee that is materially detrimental to the best interests of the Company or its successor and the act constitutes common law fraud, a felony or a gross malfeasance of duty; or

          (b)   The Employee on his or her own volition terminates the employment relationship on or after the Effective Date due to changed circumstances occurring on or after the Effective Date, which are adverse to the best interest of the Employee, including without limitation:

            (1)   a significant change in the title, duties, authority or compensation of the Employee; or

            (2)   the assignment of the Employee to a regular work place which is more than 50 miles distant from the Employee's regular work place on the Effective Date.

4.    INCOME PROTECTION BENEFITS.    During the Benefit Period, the Company or its successor shall pay and provide to the Employee the following income continuation and fringe benefits:

          (a)   A monthly payment on or about the fifteenth day of each month (or, in the case of the initial payment, as soon thereafter as is reasonably practicable), which shall equal 1/12 of the Base Compensation of the Employee; provided, that such payments may be accelerated in accordance with the terms of any arrangement adopted by the Company to fund the Company's obligations hereunder; and provided further, that

            (1)   For an Employee other than an officer of the Company whose continuous service with the Company on the Termination Date is less than 48 months, the Benefit Period shall be reduced to one-half the number of months of the Employee's continuous service; and

            (2)   The Benefit Period for an Employee can be extended to the full Benefit Period term of 24 months, if the Board of Directors of the Company by majority vote concludes it is reasonably required in order to induce an individual to accept employment with the Company, or in order to retain an existing Employee of the Company.

          (b)   Continued comparable health and life insurance benefits as of the Effective Date at no increase in cost to the Employee; and

          (c)   All expenses, including attorneys' fees, which may be incurred by the Employee in enforcing the Employee's rights against the Company or its successor under this Plan, whether or not the Employee is successful.

        The foregoing payments and benefits shall be paid and provided to the Employee by the Company or its successor whether or not they are deductible by the Company or its successor for federal or state income tax purposes. In case of death of an Employee during the Benefit Period, all payments and benefits hereunder which have not yet been paid shall be paid to the beneficiary designated by the Employee in a written beneficiary designation delivered to the Company prior to the death of the Employee. If the Employee has failed to designate a beneficiary, such payments and benefits shall be paid to the Employee's surviving spouse, or if there is not surviving spouse, to the Employee's estate.

5.    TERMS OF PLAN; TERMINATION.    This Plan is terminable at any time by the majority vote of the Board of Directors of the Company or its successor upon six month's prior written notice delivered to all Employees, provided that the Company or its successor shall be prohibited from delivering notice of termination of the Plan during the two year period immediately subsequent to the Effective Date. Upon termination of the Plan, benefits shall continue to be paid to any Employee whose Termination Date occurred prior to the date of the termination of the Plan.

6.    AMENDMENT.    This Plan can be amended at any time by the Company by a majority vote of the Board of Directors of the Company and execution of a written amendment to the Plan by an officer duly authorized by the Board of Directors on the following conditions:

          (a)   No amendment shall be adopted by the Company or its successor subsequent to the Effective Date.

          (b)   Immediately after adopting any amendment, the Company shall provide to the Employees a written statement of this Plan, as amended, and no amendments shall be effective as to any Employee, until the Employee has received the statement. An Employee will be deemed to have received the written statement of the Plan if it is delivered in person or after 48 hours of dispatch by mail or other suitable means of delivery to the last known address of the Employee.

7.    OTHER PLANS AND CONTRACTS.    It is the intention of the Company that the benefits provided for in this Plan are in addition to, and not in lieu of any other rights, privileges or benefits to which any Employee may now or hereafter be entitled under any contract, arrangement, plan or other policy applicable to any Employee with the Company or any other employer; provided, however, that if an Employee is entitled to receive a payment or payments based upon annual salary pursuant to the terms of an employment agreement between the Company and such Employee, that amount shall operate to postpone commencement of income continuation payments pursuant to paragraph 4(a). For example, if an Employee is entitled to six months compensation pursuant to the terms of an employment agreement, payments made hereunder for such Employee shall commence seven months from the Termination Date and continue for the remaining term of the Benefit Period and if an Employee is entitled to payments pursuant to an employment agreement which have a duration greater than the Benefit Period such Employee shall not be entitled to any income continuation payments hereunder.

8.    APPLICABLE LAW.    This Plan shall be interpreted to have been made in the State of Colorado and the laws of the State of Colorado shall control to the extent not preempted by federal law.

        IN WITNESS WHEREOF, the Company has adopted this Plan effective June 1, 1994.

KEY PRODUCTION COMPANY, INC.
By:	/s/ F. H. MERELLI F. H. Merelli, President

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INCOME CONTINUANCE PLAN